Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter and Year Ended December 31, 2016

2016 Fourth Quarter Highlights and Comparison with Third Quarter

  Net income of $23.9 million, or $0.11 per diluted share, compared to $24.1 million, or $0.11 per diluted share, for the third quarter of 2016.
  Net interest income increased by $2.9 million to $121.1 million, compared to $118.2 million for the third quarter of 2016, primarily due to interest income recovery from certain non-accrual commercial loans that were fully paid off during the fourth quarter and the maturity of certain high cost repurchase agreements.
  Net interest margin increased 24 basis points to 4.30%.
  Provision for loan and lease losses increased by $1.7 million to $23.2 million, compared to $21.5 million for the third quarter of 2016, primarily reflecting a $1.8 million charge related to the sale of a $16.3 million pool of non-performing assets in the fourth quarter of 2016, mostly comprised of non-performing commercial loans, as further discussed below.
  Non-interest income of $23.6 million compared to $26.1 million for the third quarter of 2016, a decrease driven by the effect in the previous quarter of a $6.1 million gain on sales of U.S. agency mortgage-backed securities (“MBS”), partially offset by a $1.7 million increase in brokerage and insurance commissions and a $1.5 million gain from recovery of a residual private label collateralized mortgage obligation (“CMO”) previously written off.
  Non-interest expenses decreased by $4.1 million to $84.2 million, compared to $88.3 million for the third quarter of 2016, primarily due to lower costs associated with credit card and deposit reward programs.
  Income tax expense of $13.3 million compared to $10.4 million for the third quarter of 2016, an increase mainly driven by a higher than expected proportion of income from taxable sources compared to income from exempt sources.
  Credit quality variances:
    Non-performing assets decreased in the quarter by $9.5 million, to $734.5 million as of December 31, 2016, mainly attributable to the sale of the $16.3 million pool of non-performing assets as well as commercial loan charge-offs and collections, partially offset by non-performing loan inflows in the quarter.
    Non-performing loan inflows amounted to $67.9 million, an increase of $17.5 million, compared to inflows of $50.4 million in the third quarter of 2016.
    A net charge-off rate of 1.43% (1.22% excluding net charge-offs associated with the sale of the $16.3 million pool of non-performing assets) compared to 1.90% for the third quarter of 2016. The decrease reflects the impact of four large commercial loan charge-offs recorded in the previous quarter totaling $22.9 million.
  Total deposits, excluding brokered certificates of deposit (“CDs”) and government deposits, increased in the quarter by $29.5 million to $6.8 billion as of December 31, 2016, reflecting increases of $30.3 million and $16.9 million in the Puerto Rico and the Virgin Islands regions, respectively, partially offset by a $17.7 million reduction in the Florida region.
  Brokered CDs decreased in the quarter by $118.8 million to $1.4 billion as of December 31, 2016.
  Government deposits decreased in the quarter by $60.8 million to $563.7 million as of December 31, 2016, a decrease primarily reflected in the Puerto Rico region.
  Total loans increased in the quarter by $16.4 million to $8.9 billion as of December 31, 2016, primarily due to a $75.4 million growth in the Florida region reflected in all major loan categories and a $16.4 million increase in the Virgin Islands, partially offset by lower loan balances in Puerto Rico including the effect of the sale of the $16.3 million pool of non-performing assets completed in the fourth quarter.
  Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), of $757.1 million for the fourth quarter of 2016, compared to $803.6 million for the third quarter of 2016.
  As of December 31, 2016, the Corporation had $323.3 million of direct exposure to loans and obligations of the Commonwealth of Puerto Rico government and instrumentalities, of which $191.9 million, or 59%, represented exposure to municipalities, which is supported by assigned property tax revenues, compared to total exposure of $325.9 million as of September 30, 2016.
  Total capital, common equity Tier 1 capital, Tier 1 capital, and leverage ratios calculated under the transition provisions of Basel III rules of 21.37%, 17.77%, 17.77%, and 13.70%, respectively, as of December 31, 2016. Tangible common equity ratio of 14.34% as of December 31, 2016.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--January 26, 2017--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $23.9 million for the fourth quarter of 2016, or $0.11 per diluted share, compared to $24.1 million, or $0.11 per diluted share, for the third quarter of 2016 and $15.0 million, or $0.07 per diluted share, for the fourth quarter of 2015.

For the year ended December 31, 2016, the Corporation reported net income of $93.2 million, or $0.43 per diluted share, compared to $21.3 million, or $0.10 per diluted share, for the year ended December 31, 2015.

The financial results for 2016 and 2015 included the following items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts:

Year ended December 31, 2016 and interim periods

  Charge to the provision for loan and lease losses of $1.8 million ($1.1 million after-tax) related to the sale of the $16.3 million pool of non-performing assets in the fourth quarter of 2016, mostly comprised of non-performing commercial loans.
  Gain of $1.5 million ($1.2 million after-tax) from recovery of a residual CMO previously written off once the trust was liquidated in the fourth quarter of 2016.
  Brokerage and insurance commissions of $1.7 million ($1.0 million after-tax) net of incentive costs, recorded in the fourth quarter of 2016, primarily from the sale of large fixed annuities contracts.
  Adjustment of $2.7 million ($1.7 million after-tax) recorded in the fourth quarter of 2016 to reduce the credit card rewards program liability due to the expiration of reward points earned by customers up to September 2013 (the conversion date of the credit card portfolio acquired from FIA in May 2012). Refer to the Non-Interest Expenses discussion below for additional information.
  Costs of $0.6 million associated with the secondary offering of the Corporation’s common stock by certain of the existing stockholders. The costs, incurred at the holding company level, had no effect on the income tax expense in 2016.
  Gain of $6.1 million ($5.9 million after-tax) on sales of $198.7 million of U.S. agency MBS that carried an average yield of 2.36% recorded in the third quarter of 2016.
  Severance payments of $0.3 million ($0.2 million after-tax) related to permanent job discontinuance recorded in the third quarter of 2016.
  Other-than-temporary impairment (“OTTI”) charges on debt securities, primarily on Puerto Rico Government debt securities, of $6.7 million recorded in the first quarter of 2016. No tax benefit was recognized for the OTTI charges.
  Gain of $4.2 million on the repurchase and cancellation of $10 million in trust preferred securities recorded in the first quarter of 2016, reflected in the statement of income set forth below as “Gain on early extinguishment of debt.” The gain, realized at the holding company level, had no effect on the income tax expense in 2016.

Year ended December 31, 2015 and interim periods

  Charges of $48.7 million ($29.7 million after-tax) related to a bulk sale of assets with a carrying value of $150.4 million (the “bulk sale of assets”) completed in the second quarter of 2015, mostly comprised of non-performing commercial loans.
  OTTI charges on debt securities, primarily on Puerto Rico Government debt securities, of $3.0 million and $16.5 million for the quarter and year ended December 31, 2015, respectively. No tax benefit was recognized for the OTTI charges.
  Gain of $7.0 million ($4.3 million after tax) associated with a long-term strategic marketing alliance entered into during the fourth quarter of 2015 as part of the sale of the FirstBank Puerto Rico merchant contracts portfolio.
  Costs of $2.2 million ($1.4 million after-tax) related to a voluntary early retirement program recorded in the fourth quarter of 2015.
  Bargain purchase gain of $13.4 million ($8.2 million after-tax) on assets acquired and liabilities assumed from Doral Bank recorded in the first quarter of 2015.
  Costs of $4.6 million ($2.8 million after-tax) for the year ended December 31, 2015 related to the conversion of loan and deposit accounts acquired from Doral Bank to the FirstBank systems.

The following table reconciles for the fourth and third quarters of 2016, the fourth quarter of 2015, and the years ended December 31, 2016 and 2015 the reported net income to adjusted net income, a non-GAAP financial measure that excludes items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts:

	Quarter Ended	Quarter Ended	Quarter Ended	Year Ended	Year Ended
(In thousands)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015

Net income, as reported	$23,858	$24,074	$14,967	$93,229	$21,297
Adjustments:
Charge related to sale of the $16.3 million of non-performing assets	1,799	-	-	1,799	-
Charges related to the bulk sale of assets, including transaction expenses	-	-	-	-	48,667
Gain from recovery of investments previously written off	(1,547)	-	-	(1,547)	-
Brokerage and insurance commissions, primarily from sale of large fixed annuities contracts, net of incentive costs	(1,692)	-	-	(1,692)	-
Adjustment to reduce the credit card rewards liability due to unusually large customer forfeitures	(2,732)	-	-	(2,732)	-
Secondary offering costs	590	-	-	590	-
Gain on sale of investment securities	-	(6,096)	-	(6,096)	-
Severance payments on job discontinuance	-	281	-	281	-
Other-than-temporary impairment on debt securities	-	-	3,033	6,687	16,517
Gain on early extinguishment of debt	-	-	-	(4,217)	-
Gain on sale of merchant contracts	-	-	(7,000)	-	(7,000)
Voluntary early retirement program expenses	-	-	2,238	-	2,238
Bargain purchase gain on assets acquired and liabilities assumed from Doral Bank	-	-	-	-	(13,443)
Acquisition and conversion costs of assets acquired and liabilities assumed from Doral Bank	-	-	-	-	4,646
Income tax impact of adjustments (1)	1,333	76	1,858	1,409	(13,691)
Adjusted net income	$21,609	$18,335(2)	$15,096	$87,711	$59,231

(1)	See "Basis of Presentation" for the individual tax impact for each reconciling item.
(2)

Adjusted net income for the third quarter of 2016 does not reflect an adjustment for a $1.2 million charge to income tax expense that resulted from the retroactive effect of a higher effective tax rate related to the results for the first six months of 2016 than the rate that the Corporation had estimated in the first and second quarter.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We are quite pleased with our results for the fourth quarter and fiscal year end 2016. Throughout the uncertain macroeconomic backdrop in Puerto Rico our institution continues to improve performance metrics and demonstrate improving earnings capabilities. We generated net income for the fourth quarter of $23.9 million, or $0.11 per diluted share, and $93.2 million, or $0.43 per diluted share for the year. Adjusted pre-tax pre-provision income reached $208 million for 2016 and efficiency ratio improved to 62% for the year.

During the fourth quarter, we saw improvement in all of our key franchise metrics: Our loan portfolio grew $16 million despite the sale of non-performing assets. Deposits net of government and brokered increased $29 million, while reducing reliance on brokered CDs by $119 million. We were able to expand our net interest margin to 4.30% and further reduce our expense base. Our nonperforming assets declined slightly by $9.5 million compared to the prior quarter. We continue to experience some migration into nonperforming assets but remain diligent in our efforts to reduce these.

The involvement of the US Congress, the recently approved PROMESA law and the change in administration in Puerto Rico are viewed as drivers for improved fiscal governance, debt balancing and economic stability. Our Puerto Rico government exposure declined slightly and we remain encouraged and focused on achieving the resolution to our nonperforming Puerto Rico government exposures.

On the capital front, during the course of 2016 we repurchased a small portion of our trust preferred securities; we brought current the accrued and unpaid interest on our trust preferred securities; we successfully completed a secondary offering; and we reinstated the dividends on our preferred stock. Our turnaround story is well underway and our leadership team is committed to continue enhancing shareholder value as we navigate through the Puerto Rico economic turnaround.”

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted provision for loan and lease losses, adjusted net charge-offs, adjusted non-interest income, adjusted non-interest expenses, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, certain capital ratios, and certain other financial measures that exclude the effect of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts, and should be read in conjunction with the discussion below in “Basis of Presentation – Use of Non-GAAP Financial Measures” and the accompanying tables (Exhibit A), which are an integral part of this press release.

INCOME BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME

Income before income taxes for the fourth quarter of 2016 amounted to $37.2 million compared to $34.5 million for the third quarter of 2016. The following table reconciles income before income taxes to adjusted pre-tax, pre-provision income for the last five quarters. Adjusted pre-tax, pre-provision income for the fourth quarter of 2016 amounted to $55.0 million, up $4.8 million from the third quarter of 2016:

(Dollars in thousands)	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015

Income before income taxes	$37,198	$34,518	$29,476	$29,067	$18,722
Add: Provision for loan and lease losses	23,191	21,503	20,986	21,053	33,633
(Less)/Add: Net (gain) loss on investments and impairments	-	(6,096)	-	6,679	3,033

(Less)/Add: Unrealized (gain) loss on derivative instruments	(1)	(5)	2	4	5
Less: Brokerage and insurance commissions, primarily from sales of large fixed annuities contracts, net of incentive costs	(1,692)	-	-	-	-
Less: Gain from recovery of investments previously written off	(1,547)	-	-	-	-
Less: Adjustment to reduce the credit card rewards liability due to unusually large customer forfeitures	(2,732)	-	-	-	-
Add: Secondary offering costs	590	-	-	-	-
Add: Severance payments on job discontinuance	-	281	-	-	-
Less: Gain on early extinguishment of debt	-	-	-	(4,217)	-
Less: Gain on sale of merchant contracts	-	-	-	-	(7,000)
Add: Voluntary early retirement program expenses	-	-	-	-	2,238
Adjusted pre-tax, pre-provision income (1)	$55,007	$50,201	$50,464	$52,586	$50,631

Change from most recent prior quarter (amount)	$4,806	$(263)	$(2,122)	$1,955	$134
Change from most recent prior quarter (percentage)	9.6%	-0.5%	-4.0%	3.9%	0.3%

(1) See "Basis of Presentation" for definition.

Adjusted pre-tax, pre-provision income is a non-GAAP financial measure that management believes is useful to investors in analyzing the Corporation’s performance and trends. This metric is income before income taxes adjusted to exclude the provision for loan and lease losses, gains or losses on sales of investment securities and impairments, and fair value adjustments on derivatives. In addition, from time to time, earnings are adjusted also for items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (for additional information about this non-GAAP financial measure, see Basis of Presentation - Adjusted Pre-Tax, Pre-Provision Income).

NET INTEREST INCOME

Net interest income, excluding fair value adjustments on derivatives (“valuations”), and net interest income on a tax-equivalent basis are non-GAAP financial measures. See Basis of Presentation – Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis below for additional information. The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the last five quarters. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)
	Quarter Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Net Interest Income
Interest income - GAAP	$143,954	$143,573	$146,934	$150,831	$151,640
Unrealized (gain) loss on derivative instruments	(1)	(5)	2	4	5
Interest income excluding valuations	143,953	143,568	146,936	150,835	151,645
Tax-equivalent adjustment	2,492	2,483	3,502	4,791	4,915
Interest income on a tax-equivalent basis excluding valuations	$146,445	$146,051	$150,438	$155,626	$156,560

Interest expense - GAAP	22,890	25,395	26,706	26,183	26,427

Net interest income - GAAP	$121,064	$118,178	$120,228	$124,648	$125,213

Net interest income excluding valuations	$121,063	$118,173	$120,230	$124,652	$125,218

Net interest income on a tax-equivalent basis and excluding valuations	$123,555	$120,656	$123,732	$129,443	$130,133

Average Balances
Loans and leases	$8,860,094	$8,834,838	$8,883,922	$9,009,400	$9,093,238
Total securities, other short-term investments and interest-bearing cash balances	2,346,243	2,739,017	3,170,068	2,973,102	3,109,055
Average interest-earning assets	$11,206,337	$11,573,855	$12,053,990	$11,982,502	$12,202,293

Average interest-bearing liabilities	$8,465,415	$8,914,961	$9,408,464	$9,396,257	$9,663,626

Average Yield/Rate
Average yield on interest-earning assets - GAAP	5.11%	4.94%	4.90%	5.06%	4.93%
Average rate on interest-bearing liabilities - GAAP	1.08%	1.13%	1.14%	1.12%	1.08%
Net interest spread - GAAP	4.03%	3.81%	3.76%	3.94%	3.85%
Net interest margin - GAAP	4.30%	4.06%	4.01%	4.18%	4.07%

Average yield on interest-earning assets excluding valuations	5.11%	4.93%	4.90%	5.06%	4.93%
Average rate on interest-bearing liabilities excluding valuations	1.08%	1.13%	1.14%	1.12%	1.08%
Net interest spread excluding valuations	4.03%	3.80%	3.76%	3.94%	3.85%
Net interest margin excluding valuations	4.30%	4.06%	4.01%	4.18%	4.07%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	5.20%	5.02%	5.02%	5.22%	5.09%
Average rate on interest-bearing liabilities excluding valuations	1.08%	1.13%	1.14%	1.12%	1.08%
Net interest spread on a tax-equivalent basis and excluding valuations	4.12%	3.89%	3.88%	4.10%	4.01%
Net interest margin on a tax-equivalent basis and excluding valuations	4.39%	4.15%	4.13%	4.34%	4.23%

Net interest income for the fourth quarter of 2016 amounted to $121.1 million, an increase of $2.9 million when compared to net interest income of $118.2 million for the third quarter of 2016. The increase in net interest income was mainly due to:

  A $1.7 million increase in interest income on loans mainly due to the recovery of interest income of approximately $1.6 million on certain commercial non-performing loans that were fully paid off in the fourth quarter.
  A $1.1 million increase in net interest income resulting from the use of proceeds from sales of U.S. agency MBS and cash balances deposited in the Federal Reserve Bank to repay maturing repurchase agreements and brokered CDs in the fourth quarter. The Corporation repaid in the fourth quarter $300 million of repurchase agreements that carried an average cost of 3.63%. In addition, the average balance of brokered CDs decreased by $167.9 million to $1.5 billion in the fourth quarter. The average all-in cost of the $349.8 million brokered CDs that matured in the fourth quarter was 0.99%.
  A $0.45 million increase in interest income associated with a lower U.S. agency MBS premium amortization expense. The fourth quarter U.S. agency MBS prepayments decreased to $61.5 million compared to $68.5 million in the third quarter.

Partially offset by:

  A $0.3 million decrease in interest income associated with the full quarter impact of the discontinuance of interest income recognition on bonds of the Government Development Bank for Puerto Rico (“GDB”) and the Puerto Rico Public Buildings Authority that were placed in non-performing status during the third quarter of 2016.

Net interest margin was 4.30%, up 24 basis points from the third quarter of 2016. The increase was primarily driven by the aforementioned use of cash balances and proceeds from sales of U.S. agency MBS to repay certain high-cost maturing repurchase agreements and brokered CDs, the recovery of interest income on certain non-performing commercial loans that were fully paid off in the fourth quarter, and the change in mix of earning assets. Loans increased as a percentage of interest-earning assets from 76.3% in the third quarter of 2016 to 79.1% in the fourth quarter of 2016.

PROVISION FOR LOAN AND LEASE LOSSES

The provision for loan and lease losses for the fourth quarter of 2016 was $23.2 million compared to $21.5 million for the third quarter of 2016, an increase driven by the $1.8 million charge to the provision related to the sale of the $16.3 million pool of non-performing assets in the fourth quarter of 2016.

During the fourth quarter of 2016 the Corporation completed the sale of a pool of non-performing assets, primarily comprised of non-performing commercial loans, with a book value of $16.3 million (principal balance of $19.5 million), in a cash transaction. The proceeds from this sale were $11.7 million. Approximately $2.8 million of reserves had been allocated to the loans. This transaction resulted in total net charge-offs of $4.6 million and an incremental pre-tax loss of $1.8 million recorded as a charge to the provision for loan and lease losses.

Excluding the $1.8 million charge related to the sale of the $16.3 million pool of non-performing assets, the adjusted provision of $21.4 million for the fourth quarter of 2016 decreased $0.1 million compared to the provision for loan and lease losses of $21.5 million for the third quarter of 2016. The $0.1 million decrease in the adjusted provision for loan and lease losses was driven by the following variances:

  A $1.1 million decrease in the provision for residential mortgage loans primarily reflecting a lower level of charge-offs and a decrease in the migration of loans to late stages of delinquency.
  A $0.3 million decrease in the adjusted provision for commercial and construction loans mainly due to a $3.6 million decrease in the provision for impaired construction loans in the Virgin Islands, partially offset by the impact in the previous quarter of reserve releases related to upgrades in the classification of certain commercial loans.

Partially offset by:

  A $1.3 million increase in the provision for consumer loans reflecting higher provisions for auto loans, credit cards and small loans.

See Credit Quality below for additional information regarding the allowance for loan and lease losses, including variances in net charge-offs.

NON-INTEREST INCOME

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2016	2016	2016	2016	2015

Service charges on deposit accounts	$5,759	$5,788	$5,618	$5,800	$5,474
Mortgage banking activities	5,304	5,485	4,893	4,753	4,566
Net gain (loss) on investments and impairments	1,547	6,096	-	(6,679)	(3,033)
Gain on early extinguishment of debt	-	-	-	4,217	-
Gain on sale of merchant contracts	-	-	-	-	7,000
Other operating income	10,951	8,777	9,267	10,378	9,161
Non-interest income	$23,561	$26,146	$19,778	$18,469	$23,168

Non-interest income for the fourth quarter of 2016 amounted to $23.6 million, compared to $26.1 million for the third quarter of 2016. The $2.6 million decrease was primarily related to the effect in the third quarter of the $6.1 million gain on sales of U.S. agency MBS, partially offset by a $1.7 million increase in brokerage and insurance commissions, primarily related to the sale of large fixed annuities contracts, and a $1.5 million gain recorded in the fourth quarter from the recovery of a residual CMO previously written off.

On a non-GAAP basis, excluding the effect of the aforementioned items, the adjusted non-interest income of $20.2 million for the fourth quarter of 2016 increased $0.2 million compared to adjusted non-interest income of $20.0 million for the third quarter of 2016. The $0.2 million increase in adjusted non-interest income was primarily due to:

  A $0.4 million increase in income from debit card interchange fees and ATM fees. Higher interchange fees are closely related to seasonality, while the increase in ATM fees reflects both changes in the fee structure and the expansion of the Bank’s automatic teller network with a total of 80 new locations.

Partially offset by:

  A $0.2 million decrease in revenues from the mortgage banking business driven by a $0.4 million decrease in gains on sales of residential mortgage loans in the secondary market to Fannie Mae and Freddie Mac, partially offset by the impact in the previous quarter of a $0.3 million increase to the valuation allowance related to servicing assets. Also, gains on sales of residential mortgage loans to Ginnie Mae decreased by $2.3 million due to higher market interest rates, partially offset by a $2.2 million increase in realized and unrealized gains on TBAs MBS forward contracts. Total loans sold in the secondary market to U.S. government-sponsored entities amounted to $135.5 million with a related gain of $1.9 million in the fourth quarter of 2016, compared to $127.9 million with a related gain of $4.6 million in the third quarter of 2016.

NON-INTEREST EXPENSES

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2016	2016	2016	2016	2015

Employees' compensation and benefits	$37,652	$38,005	$37,401	$38,435	$39,176
Occupancy and equipment	14,045	13,888	13,043	14,183	14,639
Deposit insurance premium	3,920	4,333	5,742	6,060	7,484
Other insurance and supervisory fees	987	1,271	1,324	1,283	1,291
Taxes, other than income taxes	3,664	3,927	3,756	3,792	3,472
Professional fees:
Collections, appraisals and other credit related fees	2,344	2,267	2,898	2,381	3,340
Outsourcing technology services	5,435	5,124	4,937	4,768	4,505
Other professional fees	3,583	3,281	3,492	3,627	2,855
Credit and debit card processing expenses	3,533	3,546	3,274	3,282	3,992
Business promotion	199	3,169	4,048	4,003	4,335
Communications	1,515	1,711	1,725	1,808	1,884
Net loss on OREO operations	2,399	2,603	3,325	3,206	3,941
Other	4,960	5,178	4,579	6,169	5,112
Total	$84,236	$88,303	$89,544	$92,997	$96,026

Non-interest expenses in the fourth quarter of 2016 amounted to $84.2 million, a decrease of $4.1 million from $88.3 million in the third quarter of 2016. The decrease includes the effect of a $2.7 million adjustment recorded in the fourth quarter to reduce the credit card rewards liability due to the expiration of reward points earned by customers up to September 2013 (the conversion date of the credit card portfolio acquired from FIA in May 2012). Most of these points had been accrued at acquisition date and ultimately experienced a redemption pattern materially different from those points accrued after conversion. The variance also includes the effect of costs of $0.6 million associated with the secondary offering of the Corporation’s common stock by certain of the existing stockholders, and the impact in the previous quarter of $0.3 million of severance payments related to permanent job discontinuance.

On a non-GAAP basis, excluding the effect of the aforementioned items, the adjusted non-interest expenses of $86.3 million for the fourth quarter of 2016 decreased $1.7 million compared to adjusted non-interest expenses of $88.0 million for the third quarter of 2016. The $1.7 million decrease in adjusted non-interest expenses was primarily due to:

  A $1.4 million decrease in the provision for unfunded loan commitments and letters of credit, included as part of “Other” in the table above, primarily related to a floor plan revolving credit facility.
  A $0.4 million decrease in the FDIC insurance premium expense reflecting, among other things, the effect of an improved earnings trend as well as the effect of reductions in brokered deposits and average assets.
  A $0.3 million decrease in local regulatory supervisory fees, included as part of “Other insurance and supervisory fees” in the table above, tied to the overall decrease in total assets.
  A $0.3 million decrease in adjusted business promotion expenses, driven by a $0.8 million adjustment associated with the reduction in value assigned to each point of a deposit account rewards program, partially offset by higher marketing expenses in the fourth quarter.
  A $0.2 million decrease in losses on OREO operations, primarily related to lower write-downs to the value of OREO properties.

Partially offset by:

  A $0.6 million increase in legal reserves, included as part of “Other” in the table above, mainly related to labor-related cases.
  A $0.2 million increase in adjusted total professional service fees, primarily associated with consulting services to assess several technology systems.

INCOME TAXES

The Corporation recorded an income tax expense for the fourth quarter of 2016 of $13.3 million compared to $10.4 million for the third quarter of 2016. The increase in the income tax expense for the fourth quarter was driven by a higher than expected proportion of income from taxable sources compared to income from exempt sources. As of December 31, 2016, the Corporation had a net deferred tax asset of $286.3 million (net of a valuation allowance of $207.2 million, including a valuation allowance of $171.0 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Non-performing loans held for investment:
Residential mortgage	$160,867	$162,201	$164,399	$172,890	$169,001
Commercial mortgage	178,696	191,449	200,376	182,763	51,333
Commercial and Industrial	146,599	137,016	154,405	137,896	137,051
Construction	49,852	50,767	52,549	54,036	54,636
Consumer and Finance leases	24,080	25,279	26,465	27,351	30,752
Total non-performing loans held for investment	560,094	566,712	598,194	574,936	442,773

OREO	137,681	139,446	139,159	142,888	146,801
Other repossessed property	7,300	9,416	10,790	11,339	12,223
Other assets (1)	21,362	20,393	-	-	-
Total non-performing assets, excluding loans held for sale	$726,437	$735,967	$748,143	$729,163	$601,797

Non-performing loans held for sale	8,079	8,079	8,079	8,079	8,135
Total non-performing assets, including loans held for sale (2)	$734,516	$744,046	$756,222	$737,242	$609,932

Past-due loans 90 days and still accruing (3)	$135,808	$138,442	$143,811	$184,890	$163,197
Non-performing loans held for investment to total loans held for investment	6.30%	6.39%	6.74%	6.41%	4.86%
Non-performing loans to total loans	6.36%	6.44%	6.81%	6.47%	4.93%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale	6.10%	6.10%	5.98%	5.74%	4.79%
Non-performing assets to total assets	6.16%	6.16%	6.05%	5.80%	4.85%

(1)

Bonds of the Government Development Bank for Puerto Rico ("GDB") and the Puerto Rico Public Buildings Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $35.6 million, including accrued interest of $0.9 million, recorded on the Corporation's books at their aggregate fair value of $20.5 million (September 30, 2016 - $19.5 million).

(2)

Purchased credit impaired ("PCI") loans of $165.8 million accounted for under ASC 310-30 as of December 31, 2016, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3)

Amount includes PCI loans with individual delinquencies over 90 days and still accruing with a carrying value as of December 31, 2016 of approximately $29.0 million, primarily related to the loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Variances in credit quality metrics:

  Total non-performing assets decreased by $9.5 million to $734.5 million as of December 31, 2016, compared to $744.0 million as of September 30, 2016. Total non-performing loans, including non-performing loans held for sale, decreased by $6.6 million from $574.8 million as of the end of the third quarter of 2016 to $568.2 million as of December 31, 2016. The decrease in non-performing assets was primarily attributable to the aforementioned sale of the $16.3 million pool of non-performing assets, primarily non-performing commercial loans, as well as commercial loan charge-offs and collections, partially offset by non-performing loan inflows in the quarter.
  Inflows to non-performing loans held for investment were $67.9 million, an increase of $17.5 million, compared to inflows of $50.4 million in the third quarter of 2016. The increase was driven by the inflow of a $33.7 million commercial and industrial loan in the Puerto Rico region. Inflows to non-performing commercial and construction loans increased by $24.3 million to $37.3 million during the fourth quarter compared to $13.0 million in the third quarter of 2016. Higher inflows in the commercial and construction portfolios were partially offset by a $5.5 million decrease in inflows of non-performing residential mortgage loans and a $1.4 million decrease in inflows of non-performing consumer loans.
  Adversely classified commercial and construction loans held for investment decreased by $57.3 million to $489.4 million as of December 31, 2016.
  The OREO balance decreased by $1.8 million, driven by sales of $7.9 million and adjustments to the OREO value of $3.9 million, partially offset by additions of $10.0 million in the fourth quarter, primarily residential properties in Puerto Rico.
  Total troubled debt restructuring (“TDR”) loans held for investment were $647.0 million as of December 31, 2016, down $9.3 million from September 30, 2016. Approximately $384.9 million of total TDR loans held for investment were in accrual status as of December 31, 2016.

Allowance for Loan and Lease Losses

The following table sets forth information concerning the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	December 31,		September 30,	June 30,	March 31,	December 31,
	2016		2016	2016	2016	2015

Allowance for loan and lease losses, beginning of period	$214,070		$234,454	$238,125	$240,710	$228,966
Provision for loan and lease losses	23,191	(1)	21,503	20,986	21,053	33,633
Net (charge-offs) recoveries of loans:
Residential mortgage	(5,487)		(7,542)	(10,691)	(6,960)	(4,877)
Commercial mortgage	(4,310)	(2)	(13,395)	(1,404)	(529)	(1,967)
Commercial and Industrial	(9,515)	(3)	(9,658)	(1,238)	(3,479)	(2,824)
Construction	(1,132)		121	(369)	(74)	(4)
Consumer and finance leases	(11,214)		(11,413)	(10,955)	(12,596)	(12,217)
Net charge-offs	(31,658)	(4)	(41,887)	(24,657)	(23,638)	(21,889)
Allowance for loan and lease losses, end of period	$205,603		$214,070	$234,454	$238,125	$240,710

Allowance for loan and lease losses to period end total loans held for investment	2.31%		2.42%	2.64%	2.65%	2.64%
Net charge-offs (annualized) to average loans outstanding during the period	1.43%		1.90%	1.11%	1.05%	0.96%
Net charge-offs (annualized), excluding charge-offs of $4.6 million related to the sale of the $16.3 million pool of non-performing assets in the fourth quarter of 2016, to average loans outstanding during the period	1.22%		1.90%	1.11%	1.05%	0.96%
Provision for loan and lease losses to net charge-offs during the period	0.73x		0.51x	0.85x	0.89x	1.54x
Provision for loan and lease losses to net charge-offs during the period, excluding impact of the sale of the $16.3 million pool of non-performing assets in the fourth quarter of 2016	0.79x		0.51x	0.85x	0.89x	1.54x

(1)	Includes provision of $1.8 million associated with the sale of the $16.3 million pool of non-performing assets.
(2)	Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets.
(3)	Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets.
(4)	Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets.

  The ratio of the allowance for loan and lease losses to total loans held for investment decreased to 2.31% as of December 31, 2016 compared to 2.42% as of September 30, 2016, primarily due to charge-offs on impaired commercial loans and loans included in the sale of non-performing assets recorded in the fourth quarter against previously-established specific reserves. The ratio of the total allowance to non-performing loans held for investment was 36.71% as of December 31, 2016 compared to 37.77% as of September 30, 2016.

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of December 31, 2016 and September 30, 2016 by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance:

		Commercial Loans
		(including Commercial
	Residential	Mortgage, C&I, and	Consumer and
(Dollars in thousands)	Mortgage Loans	Construction)	Finance Leases	Total

As of December 31, 2016
Impaired loans:
Principal balance of loans, net of charge-offs	$442,267	$401,225	$44,413	$887,905
Allowance for loan and lease losses	8,633	50,215	5,573	64,421
Allowance for loan and lease losses to principal balance	1.95%	12.52%	12.55%	7.26%

PCI loans:
Carrying value of PCI loans	162,676	3,142	-	165,818
Allowance for PCI loans	6,638	219	-	6,857
Allowance for PCI loans to carrying value	4.08%	6.97%	-	4.14%

Loans with general allowance:
Principal balance of loans	2,691,088	3,469,847	1,672,215	7,833,150
Allowance for loan and lease losses	18,709	71,342	44,274	134,325
Allowance for loan and lease losses to principal balance	0.70%	2.06%	2.65%	1.71%

Total loans held for investment:
Principal balance of loans	$3,296,031	$3,874,214	$1,716,628	$8,886,873
Allowance for loan and lease losses	33,980	121,776	49,847	205,603
Allowance for loan and lease losses to principal balance	1.03%	3.14%	2.90%	2.31%

As of September 30, 2016

Impaired loans:
Principal balance of loans, net of charge-offs	$444,039	$424,381	$44,434	$912,854
Allowance for loan and lease losses	9,667	57,579	5,436	72,682
Allowance for loan and lease losses to principal balance	2.18%	13.57%	12.23%	7.96%

PCI loans:
Carrying value of PCI loans	165,014	3,127	-	168,141
Allowance for PCI loans	6,638	219	-	6,857
Allowance for PCI loans to carrying value	4.02%	7.00%	-	4.08%

Loans with general allowance:
Principal balance of loans	2,690,889	3,408,815	1,682,955	7,782,659
Allowance for loan and lease losses	19,661	69,530	45,340	134,531
Allowance for loan and lease losses to principal balance	0.73%	2.04%	2.69%	1.73%

Total loans held for investment:
Principal balance of loans	$3,299,942	$3,836,323	$1,727,389	$8,863,654
Allowance for loan and lease losses	35,966	127,328	50,776	214,070
Allowance for loan and lease losses to principal balance	1.09%	3.32%	2.94%	2.42%

Net Charge-Offs

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	December 31,		September 30,	June 30,	March 31,	December 31,
	2016		2016	2016	2016	2015

Residential mortgage	0.67%		0.91%	1.29%	0.84%	0.59%

Commercial mortgage	1.11%	(1)	3.49%	0.37%	0.14%	0.51%

Commercial and Industrial	1.75%	(2)	1.81%	0.23%	0.64%	0.51%

Construction	3.36%		-0.36%	1.02%	0.18%	0.01%

Consumer and finance leases	2.61%		2.63%	2.48%	2.79%	2.65%

Total loans	1.43%	(3)	1.90%	1.11%	1.05%	0.96%

(1)

Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 0.33%.

(2)

Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.46%.

(3)

Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets. The ratio of total charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.22%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs for the fourth quarter of 2016 were $31.7 million, or an annualized 1.43% of average loans, compared to $41.9 million, or an annualized 1.90% of average loans, in the third quarter of 2016. Net charge-offs in the fourth quarter included $4.6 million associated with the sale of the $16.3 million pool of non-performing assets. Excluding the impact of net charge-offs related to the sale of the $16.3 million pool of non-performing assets, adjusted total net charge-offs in the fourth quarter of 2016 were $27.0 million, or an annualized 1.22% of average loans, a decrease of $14.9 million compared to the third quarter of 2016. The decrease of $14.9 million in adjusted net charge-offs was mainly related to:

  A $12.6 million decrease in commercial and construction loan adjusted net charge-offs, primarily related to the impact in the previous quarter of charge-offs of $13.7 million associated with two of the three facilities guaranteed by the Puerto Rico Tourism Development Fund (“TDF”).
  A $2.1 million decrease in residential mortgage loan net charge-offs, primarily related to loans evaluated for impairment based on delinquency and loan-to-value levels.
  A $0.2 million decrease in consumer loan net charge-offs, primarily related to boat loans.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $11.9 billion as of December 31, 2016, down $152.8 million from September 30, 2016.

The decrease was mainly due to:

  A $229.3 million decrease in cash and cash equivalents primarily related to liquidity used to repay maturing brokered CDs and repurchase agreements, and the purchase of investments securities, as further explained below.

Partially offset by:

  A $52.3 million increase in investment securities driven by:
    Purchases of approximately $199.1 million of securities issued by U.S. agencies with an aggregate average yield of 2.56%, including: (i) $193.5 million of U.S. agencies MBS and (ii) $5.6 million of U.S. agencies callable debentures.
    A $14.2 million increase in FHLB stock.

    Partially offset by:
    Prepayments of approximately $61.5 million of U.S. agencies MBS.
    The maturity or call prior to the scheduled maturity of $54.6 million of U.S. agencies debt securities.
    A $38.8 million decrease in the fair value of investment securities available for sale.
  A $16.4 million increase in total loans, primarily due to a growth of $75.4 million in the Florida region reflected in all major loan categories and a $16.4 million increase in the Virgin Islands region particularly related to loans granted to government entities. The aforementioned increases were partially offset by a $75.3 million decrease in the Puerto Rico region, reflecting a $30.4 million decrease in commercial and construction loans that was driven by the sale of non-performing loans and charge-offs, a $30.4 million decrease in residential mortgage loans, and a $14.5 million decrease in consumer loans. The allowance for loan and lease losses decreased $8.5 million to $205.6 million as of December 31, 2016 from $214.1 million as of the end of the third quarter of 2016.

  Total loan originations, including refinancings, renewals, and draws from existing revolving and non-revolving commitments, amounted to approximately $757.1 million, compared to $803.6 million in the third quarter of 2016. These figures exclude the credit card utilization activity. Commercial and construction loan originations decreased by $46.9 million to $418.7 million in the fourth quarter of 2016 from $465.6 million in the third quarter of 2016. Consumer loan originations increased by $6.0 million to $144.9 million in the fourth quarter of 2016 compared to $138.9 million in the third quarter of 2016. Residential mortgage loan originations and purchases decreased by $5.7 million to $193.5 million in the fourth quarter of 2016 compared to $199.1 million in the third quarter of 2016.

Total liabilities were approximately $10.1 billion as of December 31, 2016, down $139.2 million from September 30, 2016.

The decrease was mainly due to:

  The repayment at maturity of $300 million of repurchase agreements that carried an average cost of 3.63%.
  A $118.8 million decrease in brokered CDs. The Corporation redeemed in the fourth quarter approximately $349.8 million of maturing brokered CDs with an all-in cost of 0.99%, partially offset by issuances of brokered CDs of approximately $231.0 million with an all-in cost of 1.31%.
  A $60.8 million decrease in government deposits, including decreases of $54.6 million and $6.2 million in the Puerto Rico and the Virgin Islands regions, respectively.

Partially offset by:

  A $315.0 million increase in FHLB advances, including new 2-3 Year FHLB advances totaling $145.0 million with an average cost of 1.69% and short-term FHLB advances totaling $170.0 million maturing in January 2017.
  A $29.5 million increase in deposits, excluding government deposits and brokered CDs, reflecting increases of $30.3 million and $16.9 million in the Puerto Rico and the Virgin Islands regions, respectively, partially offset by a $17.7 million reduction in the Florida region.

Total stockholders’ equity amounted to $1.8 billion as of December 31, 2016, a decrease of $13.6 million from September 30, 2016, mainly driven by:

  A decrease of $38.8 million in other comprehensive income mainly related to the decrease in the fair value of U.S. agency MBS driven by higher market interest rates.

Partially offset by:

  The net income of $23.9 million reported in the fourth quarter.

The Corporation’s common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules as of December 31, 2016 were 17.77%, 17.77%, 21.37% and 13.70%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 17.64%, 17.64%, 21.27%, and 13.04%, respectively, as of the end of the third quarter of 2016. The Corporation paid interest for the fourth quarter of 2016 on the subordinated debt associated with its trust preferred securities and paid dividends on its non-cumulative perpetual monthly income preferred stock in December 2016. As of December 31, 2016, the Corporation is current on all interest payments related to its subordinated debt.

Meanwhile, the common equity tier 1 capital, tier 1 capital, total capital and leverage ratios as of December 31, 2016 of our banking subsidiary, FirstBank Puerto Rico, were 16.95%, 19.56%, 20.83%, and 15.10%, respectively, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 16.83%, 19.46%, 20.73% and 14.40%, respectively, as of the end of the third quarter of 2016.

As previously announced, a secondary offering of the Corporation’s common stock by certain of the Corporation’s existing stockholders was completed on December 5, 2016. Funds affiliated with Thomas H. Lee Partners (“THL”) sold 9 million shares of common stock, and funds managed by Oaktree Capital Management, L.P. (“Oaktree”) sold 9 million shares of common stock. In addition, the underwriters exercised their option to purchase an additional 2.7 million shares of common stock from the selling stockholders. The Corporation did not receive any proceeds from the offering. As of December 31, 2016, each of THL and Oaktree owns 14.5% of the Corporation’s common stock.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 14.34% as of December 31, 2016 from 14.27% as of September 30, 2016.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Tangible Equity:
Total equity - GAAP	$1,786,243	$1,799,886	$1,786,453	$1,749,167	$1,694,134
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(10,531)	(11,228)	(11,925)	(12,622)	(13,319)
Core deposit intangible	(7,198)	(7,690)	(8,182)	(8,674)	(9,166)
Insurance customer relationship intangible	(927)	(965)	(1,003)	(1,042)	-

Tangible common equity	$1,703,385	$1,715,801	$1,701,141	$1,662,627	$1,607,447

Tangible Assets:
Total assets - GAAP	$11,922,455	$12,075,253	$12,508,702	$12,714,370	$12,573,019
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship intangible	(10,531)	(11,228)	(11,925)	(12,622)	(13,319)
Core deposit intangible	(7,198)	(7,690)	(8,182)	(8,674)	(9,166)
Insurance customer relationship intangible	(927)	(965)	(1,003)	(1,042)	-

Tangible assets	$11,875,701	$12,027,272	$12,459,494	$12,663,934	$12,522,436

Common shares outstanding	217,446	217,388	217,129	217,012	215,089

Tangible common equity ratio	14.34%	14.27%	13.65%	13.13%	12.84%
Tangible book value per common share	$7.83	$7.89	$7.83	$7.66	$7.47

Exposure to Puerto Rico Government

As of December 31, 2016, the Corporation had $323.3 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $325.9 million as of September 30, 2016. Approximately $191.9 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment. Approximately $6.9 million consisted of loans to units of the central government, and approximately $81.9 million consisted of loans to public corporations, including the direct exposure to the Puerto Rico Electric Power Authority (“PREPA”) with a book value of $65.5 million as of December 31, 2016. The Corporation’s total direct exposure also includes obligations of the Puerto Rico Government with an amortized cost of $42.7 million as part of its available-for-sale investment securities portfolio, net of $22.2 million in cumulative other-than-temporary credit impairment charges, and recorded on its books at a fair value of $26.8 million as of December 31, 2016.

In addition, the Corporation had financings to the hotel industry in Puerto Rico guaranteed by the TDF with a book value of $111.8 million as of December 31, 2016, down $1.0 million, compared to $112.8 million as of September 30, 2016. As previously reported, the Corporation’s exposure to commercial loans guaranteed by the TDF was placed in non-accrual status in the first quarter of 2016 and interest payments collected are now applied against principal. Approximately $2.0 million of interest payments received on loans guaranteed by the TDF since late March 2016 have been applied against principal. The largest of these three facilities is current on contractual payments. The Corporation has been receiving partial payments from the other two facilities since their operations are insufficient to cover the entire contractual payments and the Corporation is not receiving collections from the TDF guarantee. As of December 31, 2016, the total reserve coverage ratio related to commercial loans extended to or guaranteed by the Puerto Rico Government (excluding municipalities) was 17%.

The exposure to municipalities in Puerto Rico includes $156.2 million of financing arrangements with Puerto Rico municipalities that were issued in bond form, but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities.

As of December 31, 2016, the Corporation had $408.8 million of public sector deposits in Puerto Rico, compared to $463.5 million as of September 30, 2016. Approximately 28% is from municipalities and municipal agencies in Puerto Rico and 72% is from public corporations and the central government and agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Thursday, January 26, 2017, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s web site, www.1firstbank.com, until January 26, 2018. A telephone replay will be available one hour after the end of the conference call through February 26, 2017 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10099840.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advises readers that various factors, including, but not limited to, the following could cause actual results to differ materially from those expressed in, or implied by such forward-looking statements: the ability of the Puerto Rico government or any of its public corporations or other instrumentalities to repay its respective debt obligations, including as a result of payment defaults on the Puerto Rico government general obligations, bonds of the Government Development Bank for Puerto Rico and certain bonds of government public corporations, and recent and any future downgrades of the long-term and short-term debt ratings of the Puerto Rico government, which could exacerbate Puerto Rico’s adverse economic conditions and, in turn, further adversely impact the Corporation; uncertainty as to the ultimate outcomes of actions resulting from the enactment by the U.S. government of the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) to address Puerto Rico’s financial problems; uncertainty about whether the Corporation will be able to continue to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (the “New York Fed”), that, among other things, requires the Corporation to serve as a source of strength to FirstBank and that, except with the consent generally of the New York Fed and the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), prohibits the Corporation from paying dividends to stockholders or receiving dividends from FirstBank, making payments on trust preferred securities or subordinated debt and incurring, increasing or guaranteeing debt or repurchasing any capital securities and uncertainty whether such consent will be provided for future interest payments on the subordinated debt despite the consents that enabled the Corporation to pay all the accrued but deferred interest payments plus the interest for the second, third and fourth quarters of 2016 on the Corporation’s subordinated debentures associated with its trust preferred securities, and for future monthly dividend on its non-cumulative perpetual preferred stock, despite the consent that enabled the Corporation to pay monthly dividends on its non-cumulative perpetual preferred stock for December and January; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico; uncertainty as to the availability of certain funding sources, such as brokered CDs; the Corporation’s reliance on brokered CDs to fund operations and provide liquidity; the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s common stockholders in the future due to the Corporation’s need to receive approval from the New York Fed, the Federal Reserve Board and the Office of the Commissioner of Financial Institutions of Puerto Rico to declare or pay any dividends and to take dividends or any other form of payment representing a reduction in capital from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation; the weakness of the real estate markets and of the consumer and commercial sectors and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, high levels of non-performing assets, charge-offs and provisions for loan and lease losses and may subject the Corporation to further risk from loan defaults and foreclosures; the ability of FirstBank to realize the benefits of its deferred tax assets subject to the remaining valuation allowance; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. Virgin Islands and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which reduced interest margins and affected funding sources, and has affected demand for all of the Corporation’s products and services and reduced the Corporation’s revenues and earnings, and the value of the Corporation’s assets, and may continue to have these effects; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be other-than-temporary, including additional impairments on the Puerto Rico government’s obligations; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York Fed, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions; a need to recognize additional impairments on the Corporation’s financial instruments, goodwill or other intangible assets relating to acquisitions; the risk that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds; the impact on the Corporation’s businesses, business practices and results of operations of a potential higher interest rate environment; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosures of these financial measures may be useful also to investors. Neither tangible common equity nor tangible assets, or the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress. Adjusted pre-tax, pre-provision income, as defined by management, represents net income (loss) excluding income tax expense (benefit), the provision for loan and lease losses, as well as certain items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to the results of peers.

Financial measures adjusted to exclude the effect of the sale of the $16.3 million pool of non-performing assets, the bulk sale of assets, the gain from recovery of investments previously written off, brokerage and insurance commissions from the sale of large fixed annuities contracts, adjustment to the credit card rewards liability due to unusually large customer forfeitures, costs associated with the secondary offering, gains on sales of investment securities, severance payments on job discontinuance and expenses related to the voluntary early retirement program above what the Corporation believes are the normal or recurring level of those expenses, OTTI charges on debt securities, the gain on the repurchase and cancellation of trust preferred securities, the gain on sale of merchant contracts, the bargain purchase gain on assets acquired and deposits assumed from Doral Bank and related acquisition and conversion costs.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of non-GAAP financial measures that reflect adjustments to the provision for loan and lease losses, net charge-offs, non-interest income, non-interest expenses and net income to exclude items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. During the fourth and third quarters of 2016, the fourth quarter of 2015 and the years ended December 31, 2016 and 2015, the following items were excluded for one of those reasons:

  Adjusted provision for loan and lease losses for the fourth quarter and year ended December 31, 2016 excludes the effect of the $1.8 million charge related to the sale of the $16.3 million pool of non-performing assets in the fourth quarter of 2016 and for the year ended December 31, 2015 excludes the $46.9 million charge to the provision on the bulk sale of assets executed in the second quarter of 2015.
  Adjusted net charge-offs for the fourth quarter and year ended December 31, 2016 excludes the effect of net charge-offs of $4.6 million related to the sale of the $16.3 million pool of non-performing assets in the fourth quarter of 2016 and for the year ended December 31, 2015 excludes net charge-offs of $61.4 million related to the bulk sale of assets executed in the second quarter of 2015.
  Adjusted non-interest income excludes for the fourth and third quarters of 2016, the fourth quarter of 2015 and the years ended December 31, 2016 and 2015 the following:
    Gain of $1.5 million from the recovery of a residual CMO previously written off once the trust was liquidated in the fourth quarter of 2016.
    Brokerage and insurance commissions of $1.8 million from the sale of large fixed annuities contracts recorded in the fourth quarter of 2016.
    Gain of $6.1 million on sales of U.S. agency MBS recorded in the third quarter of 2016.
    OTTI charges on debt securities of $3.0 million, $6.7 million, and $16.5 million for the fourth quarter of 2015, and years ended December 31, 2016 and 2015, respectively.
    Gain of $4.2 million on the repurchase and cancellation of trust preferred securities recorded in the first quarter of 2016.
    Gain of $7.0 million on the sale of merchant contracts recorded in the fourth quarter of 2015.
    Loss of $0.6 million on loans held for sale included in the bulk sale of assets executed in the second quarter of 2015.
    Bargain purchase gain of $13.4 million on assets acquired and liabilities assumed from Doral Bank in the first quarter of 2015.
  Adjusted non-interest expenses excludes for the fourth and third quarters of 2016, the fourth quarter of 2015 and the years ended December 31, 2016 and 2015 the following:
    A $2.7 million adjustment recorded in the fourth quarter of 2016 to reduce the credit card rewards liability due to the expiration of reward points earned by customers up to September 2013 (the conversion date of the credit card portfolio acquired from FIA in May 2012). Most of these points had been accrued at acquisition date and ultimately experienced a redemption pattern materially different from those points accrued after conversion.
    Incentive costs of $0.1 million related to the sale of large fixed annuities contracts recorded in the fourth quarter of 2016.
    Costs of $0.6 million associated with the secondary offering of the Corporation’s common stock by certain of the existing stockholders recorded in the fourth quarter of 2016.
    Severance payments of $0.3 million related to permanent job discontinuance recorded in the third quarter of 2016.
    Costs of $2.2 million related to a voluntary early retirement program recorded in the fourth quarter of 2015.
    Transaction expenses and certain losses totaling $1.2 million related to the bulk sale of assets executed in the second quarter of 2015.
    Acquisition and conversion costs of $4.6 million related to assets acquired and liabilities assumed from Doral Bank recorded in the first half of 2015.

    Adjusted net income excludes the effect of all the items mentioned in the above bullets for the fourth and third quarters of 2016, the fourth quarter of 2015, and the years ended December 31, 2016 and 2015 and their related tax impacts as follows:
    Tax benefit of $0.7 million related to the sale of the $16.3 million pool of non-performing assets in the fourth quarter of 2016 (calculated based on the statutory tax rate of 39%).
    Tax expense of $0.3 million related to the gain from recovery of a residual CMO previously written off, which was recorded in the fourth quarter of 2016 (calculated based on the applicable capital gain tax rate of 20%).
    Tax expense of $0.7 million related to brokerage and insurance commissions from the sale of large fixed annuities contracts, net of incentive costs, recorded in the fourth quarter of 2016 (calculated based on the statutory tax rate of 39%).
    Tax expense of $1.1 million related to the adjustment to reduce the credit card rewards liability due to unusually large customer forfeitures, which was recorded in the fourth quarter of 2016 (calculated based on the statutory tax rate of 39%).
    Tax expense of $0.2 million related to the taxable portion of the gain on sale of U.S. agency MBS, which was recorded in the third quarter of 2016 (calculated based on the applicable capital gain tax rate of 20%).
    Tax benefit of $0.1 million related to the severance expense, which was recorded in the third quarter of 2016 (calculated based on the statutory tax rate of 39%).
    Tax expense of $2.7 million related to the gain on sale of merchant contracts, which was recorded in the fourth quarter of 2015 (calculated based on the statutory tax rate of 39%).
    Tax benefit of $0.9 million related to the voluntary early retirement program expenses, which was recorded in the fourth quarter of 2015 (calculated based on the statutory tax rate of 39%).
    Tax benefit of $19.0 million related to charges on the bulk sale of assets, including transaction costs, executed in the second quarter of 2015 (calculated based on the statutory tax rate of 39%).
    Tax expense of $5.2 million related to the bargain purchase gain on assets acquired and liabilities assumed from Doral Bank in the first quarter of 2015 (calculated based on the statutory tax rate of 39%).
    Tax benefit of $1.8 million related to acquisition and conversion costs of assets acquired and liabilities assumed from Doral Bank in the first half of 2015 (calculated based on the statutory tax rate of 39%).
    No tax benefit was recorded for the OTTI charges recorded in 2016 and 2015.
    The gain realized on the repurchase and cancellation of trust preferred securities and costs incurred associated with the secondary offering, recorded at the holding company level, had no effect on the income tax expense in 2016.

Management believes that the adjusted provision for loan and lease losses, adjusted net charge-offs, adjusted non-interest income, adjusted non-interest expenses, and adjusted net income enhance the ability of analysts and investors to analyze trends in the Corporation’s business and better understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

The following table reconciles these non-GAAP financial measures to the corresponding measures presented in accordance with GAAP.

(Dollars in thousands)

					Credit Card
		Gain from Recovery	Brokerage and Insurance	Sale of $16.3	Rewards
		of Investments	Commissions from Sale of Large	million Pool of	Program
	As Reported	Previously Written	Fixed Annuities Contracts and	Non-Performing	Unusual	Secondary		Adjusted (Non-
2016 Fourth Quarter	(GAAP)	Off	Related Incentive Costs	Assets	Forfeiture	Offering Costs	Tax effect	GAAP)

Total net charge-offs (1)	$31,658	$-	$-	$(4,631)	$-	$-	$-	$27,027
Total net charge-offs to average loans	1.43%							1.22%
Commercial mortgage	4,310	-	-	(3,026)	-	-	-	1,284
Commercial mortgage loans net charge-offs to average loans	1.11%							0.33%
Commercial and industrial	9,515	-	-	(1,593)	-	-	-	7,922
Commercial and industrial loans net charge-offs to average loans	1.75%							1.46%
Residential mortgage	5,487	-	-	(12)	-	-	-	5,475
Residential mortgage loans net charge-offs to average loans	0.67%							0.67%

Provision for loan and lease losses	$23,191	$-	$-	$(1,799)	$-	$-	$-	$21,392

Non-interest income	$23,561	$(1,547)	$(1,772)	$-	$-	$-	$-	$20,242
Gain on investments and impairments	1,547	(1,547)	-	-	-	-	-	-
Other non-interest income	10,951	-	(1,772)	-	-	-	-	9,179

Non-interest expenses	$84,236	$-	$(80)	$-	$2,732	$(590)	$-	$86,298
Employees' compensation and benefits	37,652	-	(80)	-	-	-	-	37,572
Business promotion	199	-	-	-	2,732	(20)	-	2,911
Professional fees	11,362	-	-	-	-	(548)	-	10,814
Taxes, other than income taxes	3,664	-	-	-	-	(22)	-	3,642

Net income	$23,858	$(1,547)	$(1,692)	$1,799	$(2,732)	$590	$1,333	$21,609

(1) Net charge-offs percentages annualized

	As Reported	OTTI on Debt	Gain on Sale of Investment	Severance		Adjusted (Non-
2016 Third Quarter	(GAAP)	Securities	Securities	Payments	Tax effect	GAAP)

Non-interest income	$26,146	$-	$(6,096)	$-	$-	$20,050
Gain on investments and impairments	6,096	-	(6,096)	-	-	-

Non-interest expenses	$88,303	$-	$-	$(281)	$-	$88,022
Employees' compensation and benefits	38,005	-	-	(281)	-	37,724

Net income	$24,074	$-	$(6,096)	$281	$76	$18,335

				Voluntary early
	As Reported	OTTI on Debt	Gain on Sale of Merchant	retirement		Adjusted (Non-
2015 Fourth Quarter	(GAAP)	Securities	Contracts	program expenses	Tax effect	GAAP)

Non-interest income	$23,168	$3,033	$(7,000)	$-	$-	$19,201
Gain on investments and impairments	(3,033)	3,033	-	-	-	-
Gain on sale of merchant contracts	7,000	-	(7,000)	-	-	-

Non-interest expenses	$96,026	$-	$-	$(2,238)	$-	$93,788
Employees' compensation and benefits	39,176	-	-	(2,238)	-	36,938

Net income	$14,967	$3,033	$(7,000)	$2,238	$1,858	$15,096

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	December 31,	September 30,	December 31,
(In thousands, except for share information)	2016	2016	2015
ASSETS

Cash and due from banks	$ 289,591	$ 518,835	$ 532,985

Money market investments:
Time deposits with other financial institutions	2,800	2,800	3,000
Other short-term investments	7,294	7,308	216,473
Total money market investments	10,094	10,108	219,473

Investment securities available for sale, at fair value	1,881,920	1,843,853	1,886,395

Investment securities held to maturity, at amortized cost	156,190	156,190	161,483

Other equity securities	42,992	28,717	32,169

Total investment securities	2,081,102	2,028,760	2,080,047

Loans, net of allowance for loan and lease losses of $205,603
(September 30, 2016 - $214,070; December 31, 2015 - $240,710)	8,681,270	8,649,584	8,871,672
Loans held for sale, at lower of cost or market	50,006	56,779	35,869
Total loans, net	8,731,276	8,706,363	8,907,541

Premises and equipment, net	150,828	154,208	161,016
Other real estate owned	137,681	139,446	146,801
Accrued interest receivable on loans and investments	45,453	41,439	48,697
Other assets	476,430	476,094	476,459
Total assets	$ 11,922,455	$ 12,075,253	$ 12,573,019

LIABILITIES

Deposits:
Non-interest-bearing deposits	$ 1,484,155	$ 1,473,528	$ 1,336,559
Interest-bearing deposits	7,347,050	7,507,785	8,001,565
Total deposits	8,831,205	8,981,313	9,338,124

Securities sold under agreements to repurchase	300,000	600,000	700,000
Advances from the Federal Home Loan Bank (FHLB)	670,000	355,000	455,000
Other borrowings	216,187	216,187	226,492
Accounts payable and other liabilities	118,820	122,867	159,269
Total liabilities	10,136,212	10,275,367	10,878,885

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares;
outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 218,700,394 shares
(September 30, 2016 - 218,605,179 shares issued; December 31, 2015 - 216,051,128 shares issued)	21,870	21,861	21,605
Less: Treasury stock (at par value)	(125)	(122)	(96)

Common stock outstanding, 217,446,205 shares outstanding
(September 30, 2016 - 217,387,647 shares outstanding; December 31, 2015 - 215,088,698 shares outstanding)	21,745	21,739	21,509
Additional paid-in capital	931,856	930,390	926,348
Retained earnings	830,928	807,293	737,922
Accumulated other comprehensive (loss) income	(34,390)	4,360	(27,749)
Total stockholders' equity	1,786,243	1,799,886	1,694,134
Total liabilities and stockholders' equity	$ 11,922,455	$ 12,075,253	$ 12,573,019

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands, except per share information)	2016	2016	2015	2016	2015

Net interest income:
Interest income	$143,954	$143,573	$151,640	$585,292	$605,569
Interest expense	22,890	25,395	26,427	101,174	103,303
Net interest income	121,064	118,178	125,213	484,118	502,266
Provision for loan and lease losses	23,191	21,503	33,633	86,733	172,045
Net interest income after provision for loan and lease losses	97,873	96,675	91,580	397,385	330,221

Non-interest income:
Service charges on deposit accounts	5,759	5,788	5,474	22,965	20,330
Mortgage banking activities	5,304	5,485	4,566	20,435	17,217
Net gain (loss) on investments and impairments	1,547	6,096	(3,033)	964	(16,517)
Gain on early extinguishment of debt	-	-	-	4,217	-
Bargain purchase gain	-	-	-	-	13,443
Gain on sale of merchant contracts	-	-	7,000	-	7,000
Other non-interest income	10,951	8,777	9,161	39,373	39,852
Total non-interest income	23,561	26,146	23,168	87,954	81,325

Non-interest expenses:
Employees' compensation and benefits	37,652	38,005	39,176	151,493	150,059
Occupancy and equipment	14,045	13,888	14,639	55,159	59,295
Business promotion	199	3,169	4,335	11,419	15,234
Professional fees	11,362	10,672	10,700	44,137	55,632
Taxes, other than income taxes	3,664	3,927	3,472	15,139	12,669
Insurance and supervisory fees	4,907	5,604	8,775	24,920	29,021
Net loss on other real estate owned operations	2,399	2,603	3,941	11,533	15,788
Other non-interest expenses	10,008	10,435	10,988	41,280	46,132
Total non-interest expenses	84,236	88,303	96,026	355,080	383,830

Income before income taxes	37,198	34,518	18,722	130,259	27,716
Income tax expense	(13,340)	(10,444)	(3,755)	(37,030)	(6,419)

Net income	$23,858	$24,074	$14,967	$93,229	$21,297

Net income attributable to common stockholders	$23,635	$24,074	$14,967	$93,006	$21,297

Earnings per common share:

Basic	$0.11	$0.11	$0.07	$0.44	$0.10
Diluted	$0.11	$0.11	$0.07	$0.43	$0.10

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies, and FirstBank Puerto Rico Securities, a broker-dealer subsidiary. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended				Year Ended
	December 31,		September 30,	December 31,	December 31,		December 31,
	2016		2016	2015	2016		2015
Condensed Income Statements:
Total interest income	$143,954		$143,573	$151,640	$585,292		$605,569
Total interest expense	22,890		25,395	26,427	101,174		103,303
Net interest income	121,064		118,178	125,213	484,118		502,266
Provision for loan and lease losses	23,191		21,503	33,633	86,733		172,045
Non-interest income	23,561		26,146	23,168	87,954		81,325
Non-interest expenses	84,236		88,303	96,026	355,080		383,830
Income before income taxes	37,198		34,518	18,722	130,259		27,716
Income tax expense	(13,340)		(10,444)	(3,755)	(37,030)		(6,419)
Net income	23,858		24,074	14,967	93,229		21,297
Net income attributable to common stockholders	23,635		24,074	14,967	93,006		21,297

Per Common Share Results:
Net earnings per share - basic	$0.11		$0.11	$0.07	$0.44		$0.10
Net earnings per share - diluted	$0.11		$0.11	$0.07	$0.43		$0.10
Cash dividends declared	$-		$-	$-	$-		$-
Average shares outstanding	213,225		212,927	212,058	212,818		211,457
Average shares outstanding diluted	217,396		216,578	214,092	215,794		212,971
Book value per common share	$8.05		$8.11	$7.71	$8.05		$7.71
Tangible book value per common share (1)	$7.83		$7.89	$7.47	$7.83		$7.47

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	0.80		0.78	0.46	0.75		0.17
Interest Rate Spread (2)	4.12		3.89	4.01	3.99		4.08
Net Interest Margin (2)	4.39		4.15	4.23	4.25		4.30
Return on Average Total Equity	5.29		5.35	3.49	5.28		1.26
Return on Average Common Equity	5.40		5.46	3.57	5.39		1.29
Average Total Equity to Average Total Assets	15.10		14.58	13.20	14.25		13.23
Total capital	21.37		21.27	20.01	21.37		20.01
Common equity Tier 1 capital	17.77		17.64	16.92	17.77		16.92
Tier 1 capital	17.77		17.64	16.92	17.77		16.92
Leverage	13.70		13.04	12.22	13.70		12.22
Tangible common equity ratio (1)	14.34		14.27	12.84	14.34		12.84
Dividend payout ratio	-		-	-	-		-
Efficiency ratio (3)	58.24		61.18	64.72	62.07		65.77

Asset Quality:
Allowance for loan and lease losses to loans held for investment	2.31		2.42	2.64	2.31		2.64
Net charge-offs (annualized) to average loans	1.43	(4)	1.90	0.96	1.37	(4)	1.68	(6)
Provision for loan and lease losses to net charge-offs	73.26	(5)	51.34	153.65	71.19	(5)	111.91	(7)
Non-performing assets to total assets	6.16		6.16	4.85	6.16		4.85
Non-performing loans held for investment to total loans held for investment	6.30		6.39	4.86	6.30		4.86
Allowance to total non-performing loans held for investment	36.71		37.77	54.36	36.71		54.36
Allowance to total non-performing loans held for investment
excluding residential real estate loans	51.50		52.92	87.92	51.50		87.92

Other Information:
Common Stock Price: End of period	$6.61		$5.20	$3.25	$6.61		$3.25

1	-	Non-GAAP financial measure. See page 16 for GAAP to Non-GAAP reconciliations.
2	-

On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 6 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.

3	-	Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.
4	-

The ratio of net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets completed in the fourth quarter of 2016, was 1.22% and 1.32% for the quarter and year ended December 31, 2016, respectively.

5	-

The ratio of the provision for loan and lease losses to net charge-offs, excluding the impact of the sale of the $16.3 million pool of non-performing assets completed in the fourth quarter of 2016, was 79.15% and 72.46% for the quarter and year ended December 31, 2016, respectively.

6	-	The ratio of net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets completed in the second quarter of 2015, was 1.01% for the year ended December 31, 2015.
7	-

The ratio of the provision for loan and lease losses to net charge-offs, excluding the impact of the bulk sale of assets completed in the second quarter of 2015, was 135.54% for the year ended December 31, 2015.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
Quarter ended	2016	2016	2015	2016	2016	2015	2016	2016	2015

Interest-earning assets:
Money market & other short-term investments	$291,703	$525,172	$979,628	$359	$662	$691	0.49%	0.50%	0.28%
Government obligations (2)	753,888	785,670	677,318	4,176	5,189	5,535	2.20%	2.63%	3.24%
Mortgage-backed securities	1,265,628	1,395,189	1,421,406	7,880	8,017	12,116	2.48%	2.29%	3.38%
FHLB stock	32,428	30,939	29,718	388	368	263	4.76%	4.73%	3.51%
Other investments	2,596	2,047	985	3	2	-	0.46%	0.39%	0.00%
Total investments (3)	2,346,243	2,739,017	3,109,055	12,806	14,238	18,605	2.17%	2.07%	2.37%
Residential mortgage loans	3,282,422	3,298,546	3,328,651	44,514	44,888	45,619	5.40%	5.41%	5.44%
Construction loans	134,795	132,658	166,818	1,240	1,069	1,614	3.66%	3.21%	3.84%
C&I and commercial mortgage loans	3,726,374	3,667,955	3,756,070	41,576	38,957	40,776	4.44%	4.23%	4.31%
Finance leases	229,843	228,578	227,911	4,304	4,301	4,559	7.45%	7.49%	7.94%
Consumer loans	1,486,660	1,507,101	1,613,788	42,005	42,598	45,387	11.24%	11.24%	11.16%
Total loans (4) (5)	8,860,094	8,834,838	9,093,238	133,639	131,813	137,955	6.00%	5.94%	6.02%
Total interest-earning assets	$11,206,337	$11,573,855	$12,202,293	$146,445	$146,051	$156,560	5.20%	5.02%	5.09%

Interest-bearing liabilities:
Brokered CDs	$1,502,386	$1,670,324	$2,264,655	$4,887	$5,177	$6,312	1.29%	1.23%	1.11%
Other interest-bearing deposits	5,887,005	5,959,320	6,015,196	11,192	11,565	11,413	0.76%	0.77%	0.75%
Other borrowed funds	592,274	835,752	963,449	5,263	7,179	7,364	3.54%	3.42%	3.03%
FHLB advances	483,750	449,565	420,326	1,548	1,474	1,338	1.27%	1.30%	1.26%
Total interest-bearing liabilities	$8,465,415	$8,914,961	$9,663,626	$22,890	$25,395	$26,427	1.08%	1.13%	1.08%
Net interest income				$123,555	$120,656	$130,133
Interest rate spread							4.12%	3.89%	4.01%
Net interest margin							4.39%	4.15%	4.23%

1	-

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 6 for GAAP to Non-GAAP reconciliations.

2	-	Government obligations include debt issued by government-sponsored agencies.

3	-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4	-	Average loan balances include the average of non-performing loans.

5	-

Interest income on loans includes $2.3 million, $2.4 million and $2.9 million for the quarters ended December 31, 2016, September 30, 2016, and December 31, 2015, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Year-to-Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis and Excluding Valuations)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
Year Ended	2016	2015	2016	2015	2016	2015

Interest-earning assets:
Money market & other short-term investments	$667,838	$775,848	$3,365	$2,148	0.50%	0.28%
Government obligations (2)	746,890	636,734	20,849	20,560	2.79%	3.23%
Mortgage-backed securities	1,357,518	1,489,423	38,072	44,909	2.80%	3.02%
FHLB stock	31,449	26,522	1,454	1,075	4.62%	4.05%
Other investments	1,963	777	8	-	0.41%	0.00%
Total investments (3)	2,805,658	2,929,304	63,748	68,692	2.27%	2.34%
Residential mortgage loans	3,302,519	3,272,464	180,051	181,400	5.45%	5.54%
Construction loans	143,095	169,666	5,225	6,357	3.65%	3.75%
C&I and commercial mortgage loans	3,694,988	3,821,843	160,329	162,496	4.34%	4.25%
Finance leases	229,632	228,709	17,349	18,259	7.56%	7.98%
Consumer loans	1,526,475	1,670,245	171,858	186,120	11.26%	11.14%
Total loans (4) (5)	8,896,709	9,162,927	534,812	554,632	6.01%	6.05%
Total interest-earning assets	$11,702,367	$12,092,231	$598,560	$623,324	5.11%	5.15%

Interest-bearing liabilities:
Brokered CDs	$1,805,443	$2,428,185	$21,928	$24,904	1.21%	1.03%
Other interest-bearing deposits	5,944,742	5,924,715	45,374	44,346	0.76%	0.75%
Other borrowed funds	833,283	997,615	27,908	29,882	3.35%	3.00%
FHLB advances	460,861	349,027	5,964	4,171	1.29%	1.20%
Total interest-bearing liabilities	$9,044,329	$9,699,542	$101,174	$103,303	1.12%	1.07%
Net interest income			$497,386	$520,021
Interest rate spread					3.99%	4.08%
Net interest margin					4.25%	4.30%

1	-

On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 39% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 6 for GAAP to Non-GAAP reconciliation.

2	-	Government obligations include debt issued by government-sponsored agencies.

3	-	Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.

4	-	Average loan balances include the average of non-performing loans.

5	-

Interest income on loans includes $9.9 million and $10.8 million for the years ended December 31, 2016 and 2015, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 4 – Non-Interest Income

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands)	2016	2016	2015	2016	2015

Service charges on deposit accounts	$5,759	$5,788	$5,474	$22,965	$20,330
Mortgage banking activities	5,304	5,485	4,566	20,435	17,217
Insurance income	2,298	1,363	1,249	8,473	7,058
Broker-dealer income	789	-	-	789	-
Other operating income	7,864	7,414	7,912	30,111	32,794

Non-interest income before net gain (loss) on investments,
bargain purchase gain, and gain on early extinguishment of debt	22,014	20,050	19,201	82,773	77,399

Net gain (loss) on sale of investments	-	6,096	-	6,104	-
Gain from recovery of investments previously written off	1,547	-	-	1,547	-
OTTI on debt securities	-	-	(3,033)	(6,687)	(16,517)
Net gain (loss) on investments	1,547	6,096	(3,033)	964	(16,517)

Bargain purchase gain	-	-	-	-	13,443
Gain on sale of merchant contracts	-	-	7,000	-	7,000
Gain on early extinguishment of debt	-	-	-	4,217	-
	$23,561	$26,146	$23,168	$87,954	$81,325

Table 5 - Non-Interest Expenses

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(In thousands)	2016	2016	2015	2016	2015

Employees' compensation and benefits	$37,652	$38,005	$39,176	$151,493	$149,955
Occupancy and equipment	14,045	13,888	14,639	55,159	59,177
Deposit insurance premium	3,920	4,333	7,484	20,055	23,959
Other insurance and supervisory fees	987	1,271	1,291	4,865	5,062
Taxes, other than income taxes	3,664	3,927	3,472	15,139	12,669
Professional fees:
Collections, appraisals and other credit related fees	2,344	2,267	3,340	9,890	12,818
Outsourcing technology services	5,435	5,124	4,505	20,264	18,547
Other professional fees	3,583	3,281	2,855	13,983	19,641
Credit and debit card processing expenses	3,533	3,546	3,992	13,635	16,177
Business promotion	199	3,169	4,335	11,419	14,797
Communications	1,515	1,711	1,884	6,759	7,726
Net loss on OREO operations	2,399	2,603	3,941	11,533	15,538
Loss on sale of certain OREOs included in a bulk sale	-	-	-	-	250
Bulk sale of assets related expenses	-	-	-	-	918
Acquisitions of loans/assumption of deposits from
Doral Bank non-recurring expenses	-	-	-	-	4,646
Other	4,960	5,178	5,112	20,886	21,950
Total	$84,236	$88,303	$96,026	$355,080	$383,830

Table 6 - Selected Balance Sheet Data

(In thousands)	As of
	December 31,	September 30,	December 31,
	2016	2016	2015
Balance Sheet Data:
Loans, including loans held for sale	$8,936,879	$8,920,433	$9,148,251
Allowance for loan and lease losses	205,603	214,070	240,710
Money market and investment securities	2,091,196	2,038,868	2,299,520
Intangible assets	46,754	47,981	50,583
Deferred tax asset, net	286,350	290,877	311,263
Total assets	11,922,455	12,075,253	12,573,019
Deposits	8,831,205	8,981,313	9,338,124
Borrowings	1,186,187	1,171,187	1,381,492
Total preferred equity	36,104	36,104	36,104
Total common equity	1,784,529	1,759,422	1,685,779
Accumulated other comprehensive (loss) income, net of tax	(34,390)	4,360	(27,749)
Total equity	1,786,243	1,799,886	1,694,134

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

(In thousands)	As of
	December 31,	September 30,	December 31,
	2016	2016	2015

Residential mortgage loans	$3,296,031	$3,299,942	$3,344,719

Commercial loans:
Construction loans	124,951	124,298	156,195
Commercial mortgage loans	1,568,808	1,545,014	1,537,806
Commercial and Industrial loans	2,180,455	2,167,011	2,246,513
Commercial loans	3,874,214	3,836,323	3,940,514

Finance leases	233,335	229,577	229,165

Consumer loans	1,483,293	1,497,812	1,597,984
Loans held for investment	8,886,873	8,863,654	9,112,382
Loans held for sale	50,006	56,779	35,869
Total loans	$8,936,879	$8,920,433	$9,148,251

Table 8 – Loan Portfolio by Geography

(In thousands)	As of December 31, 2016
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,480,076	$314,915	$501,040	$3,296,031

Commercial loans:
Construction loans	42,753	44,687	37,511	124,951
Commercial mortgage loans	1,177,550	79,365	311,893	1,568,808
Commercial and Industrial loans	1,571,097	139,795	469,563	2,180,455
Commercial loans	2,791,400	263,847	818,967	3,874,214

Finance leases	233,335	-	-	233,335

Consumer loans	1,383,485	48,958	50,850	1,483,293
Loans held for investment	6,888,296	627,720	1,370,857	8,886,873

Loans held for sale	38,423	-	11,583	50,006
Total loans	$6,926,719	$627,720	$1,382,440	$8,936,879

(In thousands)	As of September 30, 2016
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,505,623	$319,855	$474,464	$3,299,942

Commercial loans:
Construction loans	43,917	45,736	34,645	124,298
Commercial mortgage loans	1,181,682	76,462	286,870	1,545,014
Commercial and Industrial loans	1,596,242	119,931	450,838	2,167,011
Commercial loans	2,821,841	242,129	772,353	3,836,323

Finance leases	229,577	-	-	229,577

Consumer loans	1,401,750	48,918	47,144	1,497,812
Loans held for investment	6,958,791	610,902	1,293,961	8,863,654

Loans held for sale	43,262	461	13,056	56,779
Total loans	$7,002,053	$611,363	$1,307,017	$8,920,433

(In thousands)	As of December 31, 2015
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,575,888	$327,976	$440,855	$3,344,719

Commercial loans:
Construction loans	63,654	69,874	22,667	156,195
Commercial mortgage loans	1,208,347	69,773	259,686	1,537,806
Commercial and Industrial loans	1,714,660	173,916	357,937	2,246,513
Commercial loans	2,986,661	313,563	640,290	3,940,514

Finance leases	229,165	-	-	229,165

Consumer loans	1,506,773	48,430	42,781	1,597,984
Loans held for investment	7,298,487	689,969	1,123,926	9,112,382

Loans held for sale	33,787	507	1,575	35,869
Total loans	$7,332,274	$690,476	$1,125,501	$9,148,251

Table 9 – Non-Performing Assets

(Dollars in thousands)	December 31,	September 30,	December 31,
	2016	2016	2015
Non-performing loans held for investment:
Residential mortgage	$ 160,867	$ 162,201	$ 169,001
Commercial mortgage	178,696	191,449	51,333
Commercial and Industrial	146,599	137,016	137,051
Construction	49,852	50,767	54,636
Consumer and Finance leases	24,080	25,279	30,752
Total non-performing loans held for investment	560,094	566,712	442,773

OREO	137,681	139,446	146,801
Other repossessed property	7,300	9,416	12,223
Other assets (1)	21,362	20,393	-
Total non-performing assets, excluding loans held for sale	$ 726,437	$ 735,967	$ 601,797

Non-performing loans held for sale	8,079	8,079	8,135
Total non-performing assets, including loans held for sale (2)	$ 734,516	$ 744,046	$ 609,932

Past-due loans 90 days and still accruing (3)	$ 135,808	$ 138,442	$ 163,197
Allowance for loan and lease losses	$ 205,603	$ 214,070	$ 240,710
Allowance to total non-performing loans held for investment	36.71%	37.77%	54.36%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	51.50%	52.92%	87.92%

(1)

Bonds of the Government Development Bank for Puerto Rico ("GDB") and the Puerto Rico Public Buildings Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $35.6 million, including accrued interest of $0.9 million, recorded on the Corporation's books at their aggregate fair value of $20.5 million (September 30, 2016 - $19.5 million).

(2)

Purchased credit impaired loans of $165.8 million accounted for under ASC 310-30 as of December 31, 2016, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3)

Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of December 31, 2016 of approximately $29.0 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 10– Non-Performing Assets by Geography

(In thousands)	December 31,	September 30,	December 31,
	2016	2016	2015
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$135,863	$138,147	$147,975
Commercial mortgage	167,241	176,474	34,917
Commercial and Industrial	141,916	132,180	131,450
Construction	10,227	11,124	11,894
Finance leases	1,335	1,969	2,459
Consumer	21,592	22,213	26,329
Total non-performing loans held for investment	478,174	482,107	355,024

OREO	128,395	129,365	133,121
Other repossessed property	7,217	9,369	12,115
Other assets (1)	21,362	20,393	-
Total non-performing assets, excluding loans held for sale	$635,148	$641,234	$500,260
Non-performing loans held for sale	8,079	8,079	8,135
Total non-performing assets, including loans held for sale (2)	$643,227	$649,313	$508,395
Past-due loans 90 days and still accruing (3)	$131,783	$134,611	$154,915

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$19,860	$18,250	$14,228
Commercial mortgage	7,617	9,459	10,073
Commercial and Industrial	4,683	4,836	5,601
Construction	39,625	39,643	42,590
Consumer	452	398	471
Total non-performing loans held for investment	72,237	72,586	72,963

OREO	6,216	6,793	5,458
Other repossessed property	5	-	32
Total non-performing assets, excluding loans held for sale	$78,458	$79,379	$78,453
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$78,458	$79,379	$78,453
Past-due loans 90 days and still accruing	$2,133	$1,910	$8,173

United States:
Non-performing loans held for investment:
Residential mortgage	$5,144	$5,804	$6,798
Commercial mortgage	3,838	5,516	6,343
Construction	-	-	152
Consumer	701	699	1,493
Total non-performing loans held for investment	9,683	12,019	14,786

OREO	3,070	3,288	8,222
Other repossessed property	78	47	76
Total non-performing assets, excluding loans held for sale	$12,831	$15,354	$23,084
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$12,831	$15,354	$23,084
Past-due loans 90 days and still accruing	$1,892	$1,921	$109
(1)

Bonds of the Government Development Bank for Puerto Rico ("GDB") and the Puerto Rico Public Buildings Authority held as part of the available-for-sale investment securities portfolio with an amortized cost of $35.6 million, including accrued interest of $0.9 million, recorded on the Corporation's books at their aggregate fair value of $20.5 million (September 30, 2016 - $19.5 million).

(2)

Purchased credit impaired loans of $165.8 million accounted for under ASC 310-30 as of December 31, 2016, primarily mortgage loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014, are excluded and not considered non-performing due to the application of the accretion method, under which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analysis.

(3)

Amount includes purchased credit impaired loans with individual delinquencies over 90 days and still accruing with a carrying value as of December 31, 2016 of approximately $29.0 million, primarily related to loans acquired from Doral Bank in the first quarter of 2015 and from Doral Financial in the second quarter of 2014.

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended				Year Ended
(Dollars in thousands)	December 31,		September 30,	December 30,	December 31,		December 31,
	2016		2016	2015	2016		2015

Allowance for loan and lease losses, beginning of period	$214,070		$234,454	$228,966	$240,710		$222,395
Provision for loan and lease losses	23,191	(1)	21,503	33,633	86,733	(1)	172,045	(5)
Net (charge-offs) recoveries of loans:
Residential mortgage	(5,487)		(7,542)	(4,877)	(30,680)		(18,108)
Commercial mortgage	(4,310)	(2)	(13,395)	(1,967)	(19,638)	(2)	(49,567)	(6)
Commercial and Industrial	(9,515)	(3)	(9,658)	(2,824)	(23,890)	(3)	(29,528)	(7)
Construction	(1,132)		121	(4)	(1,454)		(2,412)	(8)
Consumer and finance leases	(11,214)		(11,413)	(12,217)	(46,178)		(54,115)
Net charge-offs	(31,658)	(4)	(41,887)	(21,889)	(121,840)	(4)	(153,730)	(9)
Allowance for loan and lease losses, end of period	$205,603		$214,070	$240,710	$205,603		$240,710

Allowance for loan and lease losses to period end total loans held for investment	2.31%		2.42%	2.64%	2.31%		2.64%
Net charge-offs (annualized) to average loans outstanding during the period	1.43%		1.90%	0.96%	1.37%		1.68%
Net charge-offs (annualized), excluding charge-offs of $4.6 million and $61.4 million
related to sales of the $16.3 million pool of non-performing assets and the bulk sale of assets in the fourth quarter of 2016 and second quarter of 2015, respectively, to average loans outstanding during the period	1.22%		1.90%	0.96%	1.32%		1.01%
Provision for loan and lease losses to net charge-offs during the period	0.73x		0.51x	1.54x	0.71x		1.12x
Provision for loan and lease losses to net charge-offs during the period, excluding
the impact of the sale of the $16.3 million pool of non-performing assets completed in the fourth quarter of 2016 and the bulk sale of assets completed in the second quarter of 2015	0.79x		0.51x	1.54x	0.72x		1.36x

(1)	Includes provision of $1.8 million associated with the sale of the $16.3 million pool of non-performing assets completed in the fourth quarter of 2016.
(2)	Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets completed in the fourth quarter of 2016.
(3)	Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets completed in the fourth quarter of 2016.
(4)	Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets completed in the fourth quarter of 2016.
(5)	Includes provision of $46.9 million associated with the bulk sale of assets completed in the second quarter of 2015.
(6)	Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets completed in the second quarter of 2015.
(7)	Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets completed in the second quarter of 2015.
(8)	Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets completed in the second quarter of 2015.
(9)	Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets completed in the second quarter of 2015.

Table 12 – Net Charge-Offs to Average Loans

	Year Ended
	December 31,		December 31,		December 31,		December 31,		December 31,
	2016		2015		2014		2013		2012

Residential mortgage	0.93%		0.55%		0.85%		4.77%	(10)	1.32%

Commercial mortgage	1.28%	(1)	3.12%	(4)	0.84%		3.44%	(11)	1.41%

Commercial and Industrial	1.11%	(2)	1.32%	(5)	2.27%	(8)	3.70%	(12)	1.25%

Construction	1.02%		1.42%	(6)	2.76%		15.11%	(13)	10.49%

Consumer and finance leases	2.63%		2.85%		3.46%		2.76%		1.92%

Total loans	1.37%	(3)	1.68%	(7)	1.84%	(9)	4.07%	(14)	1.76%

(1)

Includes net charge-offs totaling $3.0 million associated with the sale of the $16.3 million pool of non-performing assets in 2016. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.09%.

(2)

Includes net charge-offs totaling $1.6 million associated with the sale of the $16.3 million pool of non-performing assets in 2016. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.04%.

(3)

Includes net charge-offs totaling $4.6 million associated with the sale of the $16.3 million pool of non-performing assets in 2016. The ratio of total charge-offs to average loans, excluding charge-offs associated with the sale of the $16.3 million pool of non-performing assets, was 1.32%.

(4)

Includes net charge-offs totaling $37.6 million associated with the bulk sale of assets in 2015. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.77%.

(5)

Includes net charge-offs totaling $20.6 million associated with the bulk sale of assets in 2015. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 0.40%.

(6)

Includes net charge-offs totaling $3.3 million associated with the bulk sale of assets in 2015. The ratio of construction net charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was (0.52)%.

(7)

Includes net charge-offs totaling $61.4 million associated with the bulk sale of assets in 2015. The ratio of total charge-offs to average loans, excluding charge-offs associated with the bulk sale of assets, was 1.01%.

(8)

Includes net charge-offs totaling $6.9 million associated with an acquisition of mortgage loans from Doral Financial in 2014. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral Financial, was 2.08%.

(9)

Includes net charge-offs totaling $6.9 million associated with the acquisition of mortgage loans from Doral Financial in 2014. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the acquisition of mortgage loans from Doral Financial, was 1.77%.

(10)

Includes net charge-offs totaling $99.0 million associated with a bulk sale of non-performing residential assets in 2013. The ratio of residential mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of non-performing residential assets in 2013, was 1.13%.

(11)

Includes net charge-offs totaling $54.6 million associated with a bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in 2013. The ratio of commercial mortgage net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets and a transfer of loans to held for sale, was 0.45%.

(12)

Includes net charge-offs totaling $44.7 million associated with the bulk sale of adversely classified commercial assets in 2013. The ratio of commercial and industrial net charge-offs to average loans, excluding charge-offs associated with the bulk sale of adversely classified commercial assets, was 2.15%.

(13)

Includes net charge-offs totaling $34.2 million associated with the bulk sale of adversely classified commercial assets and the transfer of loans to held for sale in 2013. The ratio of construction loan net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 2.91%.

(14)

Includes net charge-offs totaling $232.4 million associated with the bulk loan sales and the transfer of loans to held for sale in 2013. The ratio of total net charge-offs to average loans, excluding charge-offs associated with the bulk loan sales and the transfer of loans to held for sale, was 1.70%.

CONTACT:
First BanCorp.
John B. Pelling III, 787-729-8003
Investor Relations Officer
john.pelling@firstbankpr.com